EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Alnylam Pharmaceuticals, Inc.
Eileen C. McIntyre	Cynthia Clayton (Investors)
781-860-8533	617-551-8207
eileen.mcintyre@cubist.com

Tara Murphy	Adriana Jenkins (Media)
Weber Shandwick	Yates Public Relations
617-520-7045	617-744-1713
TMurphy@WeberShandwick.com

Alnylam and Cubist Form Strategic Collaboration to Develop and Commercialize RNAi Therapeutics Targeting Respiratory Syncytial Virus (RSV) Infection

Lexington, Mass. and Cambridge, Mass., January 9, 2009 — Cubist Pharmaceuticals, Inc., (Nasdaq: CBST), a leading acute care biopharmaceutical company, and Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that they have formed a strategic collaboration to develop and commercialize Alnylam’s ALN-RSV program.  The RSV-specific RNAi therapeutic program includes ALN-RSV01, which is currently in Phase II clinical development for the treatment of respiratory syncytial virus (RSV) infection in adult lung transplant patients, as well as several other potent and specific second-generation RNAi-based RSV inhibitors in pre-clinical studies.

The collaboration is structured as a 50/50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin Co., Ltd.  Alnylam will receive an upfront payment of $20 million.  In addition, Alnylam is eligible to receive development and sales milestone payments from Cubist that could total $82.5 million, for a total in upfront and potential milestone payments of $102.5 million, as well as double digit royalties on net sales outside of North America and Asia.  After achieving certain development milestones, Alnylam could convert the North American co-development and profit share to a royalty-bearing license with development and sales milestones.  Cubist will have sole rights for commercialization of the ALN-RSV program worldwide outside of Asia, subject to the cost and profit sharing in North America.

“Cubist is pleased to be working with Alnylam and to be involved in the development and potential commercialization of a therapy for this significant infectious disease,” said Michael W. Bonney, President and Chief Executive Officer of Cubist.  “We expect that this collaboration will leverage the development expertise and commercial success we have achieved in the area of infectious disease.  There is significant need for novel therapeutics to effectively treat patients with RSV infection, a leading cause of pediatric hospitalization and a prevalent infection in certain adult populations.  We are convinced that developing a treatment for RSV infection is an important therapeutic and commercial opportunity, and, like Alnylam, are committed to addressing this need.”

“We are excited to have formed this new alliance with Cubist — a like-minded organization that shares our commitment to bringing a novel RNAi therapeutic to patients infected with RSV.  We have tremendous respect for the Cubist team, and have been impressed with the development and ongoing commercial success they have had with their lead anti-infective program, CUBICIN® (daptomycin for injection),” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam.  “Partnering this program brings additional critical mass to the advancement of ALN-RSV01 and/or second-generation RSV-specific RNAi therapeutics in our broader program which we aim to advance through ongoing pre-clinical studies toward potential clinical studies as early as 2010. The partnership also provides Alnylam with yet additional financial flexibility to invest beyond RSV in the multiple product opportunities represented by our growing pipeline of novel RNAi therapeutics.”

In 2008, Alnylam conducted the GEMINI study in which ALN-RSV01 was evaluated in a double-blind, randomized, placebo-controlled Phase II clinical trial.  Data from this study showed that intranasally administered ALN-RSV01 demonstrated statistically significant anti-viral efficacy with an approximately 40% relative reduction in RSV infection rate and a 95% increase in the number of infection-free subjects, as compared with placebo.  The RNAi therapeutic is currently being studied in a double-blind, randomized, placebo-controlled Phase II clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 in adult lung transplant patients naturally infected with RSV.  As a secondary objective, this trial will evaluate the anti-viral activity of ALN-RSV01 in patients with a naturally acquired RSV lower respiratory tract infection.  Based on these and other data, Cubist and Alnylam will aim to maximize the value of the entire RSV program for advancement in pediatric and adult RSV-infected patients.

About Respiratory Syncytial Virus (RSV)

RSV is a highly contagious virus that causes infections in both the upper and lower respiratory tract.  RSV infects nearly every child at least once by the age of two years and is a major cause of hospitalization due to respiratory infection in children and people with compromised immune systems, and others.  RSV infection typically results in cold-like symptoms but can lead to more serious respiratory illnesses such as croup, pneumonia, bronchiolitis, and in extreme cases, death.  RSV infection in the pediatric and adult populations account for more than 300,000 hospitalizations per year in the U.S.  In addition, RSV infection in infants has been linked to the development of childhood asthma.  As a result, there is a significant need for novel therapeutics to treat patients who become infected with RSV.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development.  Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine.  RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals.  By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon.  RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made.  RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Cubist Pharmaceuticals

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  Cubist has an agreement with AstraZeneca to handle U.S. hospital sales for their established broad spectrum antibiotic, MERREM® I.V. (meropenem for injection).  In addition to the collaboration with Alnylam on RSV announced today, the Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery; and two programs with recently submitted INDs that address unmet medical needs to treat Gram-negative infections and CDAD (Clostridium difficile-associated diarrhea).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi.  The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs.  Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell.  The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko.  In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis.  The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko, and Cubist.  To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010.  Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics.  Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.  For more information, please visit http://www.alnylam.com.

Cubist Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding ALN-RSV01 and the ALN-RSV program as a potential treatment for RSV.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements.  These factors include the following: (i) Cubist and Alnylam’s ability to develop, manufacture and achieve commercial success for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (ii) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (iii) Cubist’s ability to conduct successful clinical trials in a timely manner; (iv) the demonstrated clinical efficacy and safety of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration as they relate to standards for regulatory approval and in comparison to competitive products; (v) ALN-RSV01 and other RNAi therapeutics that are the subject of this collaboration could take a significantly longer time to gain regulatory approval and market acceptance than Cubist or Alnylam expects or may never gain such approval or acceptance in RSV; (vi) others may develop RSV technologies or products superior to, and/or which reach the market before ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (vii) technical difficulties or excessive costs relating to the manufacture of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (viii) a smaller market for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration in RSV than Cubist or Alnylam currently anticipates; (ix) Cubist’s and Alnylam’s ability to adequately develop and maintain adequate protection for the intellectual property related to ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; and (x) a variety of other risks common to our industry that may be encountered with respect to the development, manufacture or commercialization of ALN-RSV, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and Cubist’s ability to attract and retain talented employees. Drug development involves a very high degree of risk.  Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s most recent 10-K and 10-Q filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.  These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Alnylam Forward-Looking Statement

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including statements concerning the timing and scope of clinical trials and studies for ALN-RSV therapeutics, the potential to achieve certain results which could trigger milestone payments and royalties to Alnylam, and the potential market for novel RSV therapeutics, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.  In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  Alnylam does not assume any obligation to update any forward-looking statements.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.